EXHIBIT 12
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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                                          TELMARK INC.
                                                                 FOR THE YEARS ENDED JUNE 30,
                                                                    (THOUSANDS OF DOLLARS)
                                              ----------------------------------------------------------------------
                                              2000           1999            1998           1997          1996
Income before income taxes                    $ 20,059       $ 18,158        $ 15,412       $ 13,003      $   11,502

Fixed charges -   Interest                      31,536         27,626          26,871         23,486          20,305
                  Rentals                          490            439             421            396             145
                                              --------       --------        --------       --------      ----------
Total fixed charges                             32,036         28,065          27,292         23,872          20,450

Adjusted earnings                             $ 51,595       $ 46,223        $ 42,704       $ 36,875        $ 31,952
                                              ========       ========        ========       ========      ==========

Ratio of earnings to fixed charges*                1.6            1.6             1.6            1.5             1.6


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* REPRESENTS ADJUSTED EARNINGS DIVIDED BY FIXED CHARGES.